Exhibit 5.1
[White & Case Letterhead]
August 23, 2010
Hess Corporation
1185 Avenue of the Americas
New York, NY 10036
Ladies and Gentlemen:
We have acted as counsel to Hess Corporation, a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Hess Investment Corp., a Nevada corporation and a newly-formed wholly-owned subsidiary of the Company (“Merger Sub”), with and into American Oil & Gas Inc., a Nevada corporation (“American”), pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010, among the Company, Merger Sub and American (the “Merger Agreement”) and in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the issuance of shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), to be issued in the Merger.
In furnishing this opinion, we have examined such corporate records, documents, certificates and other instruments and we have reviewed such matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to any facts material to our opinion expressed below, we have relied upon the representations and warranties of the various parties to the Merger Agreement. In rendering the opinion expressed below, we have assumed without independent investigation: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies; and (ii) the correctness and completeness of all documents and certificates of all public officials.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Company Common Stock to be issued by the Company to the holders of common stock, $1.00 par value, of American upon consummation of the Merger, are validly authorized and, when the Registration Statement shall have become effective and the Company Common Stock has been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such shares of Company Common Stock will be legally issued, fully paid and nonassessable.
We do not express or purport to express any opinion with respect to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ White & Case LLP
WHITE & CASE LLP